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                                     CORNING INCORPORATED AND SUBSIDIARY COMPANIES
                   COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                          (Dollars in millions, except ratios)


                                      Three Months Ended                        Fiscal Year Ended
                                      -----------------   ------------------------------------------
                                      June 30, June 30,   Dec. 31, Dec. 31, Dec. 31, Dec. 31, Jan. 1,
                                        1999     1998       1998     1997    1996     1995    1995
                                       ------   ------     ------   ------  ------   ------  ------
Income before taxes on income          $266.7   $118.7     $439.6   $629.2  $455.9   $389.4  $286.3
Adjustments:
  Share of earnings before taxes
    of 50% owned companies               72.5    82.6       173.3    111.5   130.3     95.2    89.0
  Gain (loss) before taxes of
    greater than 50% owned
    unconsolidated subsidiary                                                  0.7     (3.1)   (4.0)
  Distributed income of less than
    50% owned companies and share
    of loss if debt is guaranteed                (0.3)       (1.1)                              2.1
  Amortization of capitalized interest    7.4     7.1        14.4     16.6    11.8      9.6    13.3
  Fixed charges net of capitalized
    interest                             65.9    53.8       126.8    141.9   105.9     82.6   128.8
                                       ------   ------     ------   ------  ------   ------  ------

Earnings before taxes and fixed
  charges as adjusted                  $412.5   $261.9     $753.0   $899.2  $704.6   $573.7  $515.5
                                       ======   ======     ======   ======  ======   ======  ======

Fixed charges:
  Interest incurred                    $ 60.1   $52.4      $103.5   $96.7   $ 73.6   $ 65.4  $ 64.9
  Share of interest incurred of
    50% owned companies and
    interest on guaranteed debt
    of less than 50% owned companies     18.7     8.4        45.4    51.0     38.7     10.2    60.8
  Interest incurred by greater than
    50% owned unconsolidated subsidiary                                                 0.7     0.8
  Portion of rent expense which
    represents interest factor            9.6     9.6        18.0    15.9     12.1     13.3    10.8
  Share of portion of rent expense
    which represents interest factor
    for 50% owned companies               2.6     2.9         5.0     3.8      1.4      2.7     9.4
  Portion of rent expense which
    represents interest factor for
    greater than 50% owned
    unconsolidated subsidiary                                                                   0.1
  Amortization of debt costs              1.5     1.5         2.9     1.6      2.2     (0.1)    0.6
                                       ------  ------      ------  ------   ------   ------  ------

Total fixed charges                      92.5    74.8       174.8   169.0    128.0     92.2   147.4
Capitalized interest                    (26.6)  (21.0)      (48.0)  (27.1)   (22.1)    (9.6)  (18.6)
                                       ------  ------      ------  ------   ------   ------  ------

Total fixed charges net of
  capitalized interest                 $ 65.9  $ 53.8      $126.8  $141.9   $105.9   $ 82.6  $128.8
                                       ======  ======      ======  ======   ======   ======  ======

Preferred dividends:
  Preferred dividend requirements      $  2.9  $  7.7      $ 15.3  $ 15.3   $ 15.7   $ 15.7  $  8.2
  Ratio of pre-tax income to income
    before minority interest and
    equity earnings                       1.4     1.4         1.4     1.5      1.5      1.4     1.4
                                       ------  ------      ------  ------   ------   ------  ------
  Pre-tax preferred dividend
    requirement                           4.1    10.8        21.4    23.0     23.6     22.0    11.5

Total fixed charges                      92.5    74.8       174.8   169.0    128.0     92.2   147.4
                                       ------  ------      ------  ------   ------   ------  ------

Fixed charges and pre-tax preferred
  dividend requirement                 $ 96.6  $ 85.6      $196.2  $192.0   $151.6   $114.2  $158.9
                                       ======  ======      ======  ======   ======   ======  ======

Ratio of earnings to combined fixed
  charges and preferred dividends         4.3x    3.1x        3.8x    4.7x     4.7x     5.0x    3.2x
                                       ======  ======      ======  ======   ======   ======  ======
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